Exhibit (b)

Execution Version

     CONFIDENTIAL

     April 29, 2024

Ono Pharmaceutical Co., Ltd.

8-2, KYUTAROMACHI 1-CHOME, CHUO-KU, OSAKA, 541-8564, JAPAN

Attn: Toshihiro Tsujinaka

Project Topaz

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, National Association (“Commitment Party”, “we”, “us” or “our”) that Ono Pharmaceutical Co., Ltd., a company incorporated under the laws of Japan and listed on the Tokyo Stock Exchange (the “Borrower”, “you” or “your”) intends, through Topaz Merger Sub, Inc. , a wholly owned subsidiary incorporated under the laws of the state of Delaware, USA (“MergerSub”) to acquire (the “Acquisition”) 100% of Deciphera Pharmaceuticals, Inc. (a corporation organized under the laws of the state of Delaware, USA that is listed on the NASDAQ) (the “Target”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Term Sheet attached hereto as Exhibit B (the “Term Sheet”; this commitment letter and the Transaction Description, collectively, the “Commitment Letter”).

You have further advised us that, in connection therewith, you intend to obtain a JPY 100,000,000,000 senior unsecured term bridge loan facility (the “Facility”).

1. Senior Facility Commitments.

We are pleased to advise you of our commitment to underwrite and provide 100% of the Facility (in such capacity, the “Underwriter”, which may also be referred to as the Commitment Party, we, us or our in such capacity) on the terms set forth herein and subject only to the conditions expressly described in Section 6 (Conditions) of this Commitment Letter.

2. Titles and Roles.

It is agreed that we will act as a mandated lead arranger and bookrunner (in such capacity, the “MLAB”) and facility agent (in such capacity, the “Facility Agent”) for the Facility. Except as set forth below, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and any fee letter to be entered into between the Commitment Party and the Borrower (the “Fee Letter”)) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Facility unless we shall so agree. During the period commencing on the date of this Commitment Letter and ending on the Syndication Date, we may appoint any Approved Lender, upon execution by such Approved Lender (defined below) of the Senior Facility Agreement (as defined below), as an additional mandated lead arranger, lead arranger, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager or confer other titles in respect of the Facility in accordance with the Syndication Strategy (as defined below). It is further agreed that the MLAB shall be listed in the Information Memorandum (as defined below) and all other marketing and publicity materials in respect of the Facility.

3. Syndication.

The MLAB intends to syndicate the Facility to a group of banks, financial institutions and other institutional lenders and investors (the “Approved Lenders”; together with the Underwriter, the “Lenders”).

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Underwriter’s commitments hereunder in respect of the Facility are not conditioned upon the syndication of or receipt of commitments or participations in respect of, the Facility and in no event shall the commencement or successful completion of syndication of the Facility constitute a condition to the availability of the Facility during the Availability Period (including on the Closing Date (as defined below)), and the Underwriter shall not be relieved, released or novated from its obligations hereunder (including its obligations to fund the Facility on the Closing Date) in connection with any syndication, assignment or participation of the Facility, including its commitments in respect thereof, until the initial funding of the Facility has occurred on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of its commitments in respect of the Facility until the initial funding of the Facility has occurred on the Closing Date, and (c) unless you agree in writing, the Underwriter shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred.

You agree to actively assist the MLAB until the earlier to occur of (i) the date that is 3 calendar months after the date of commencement of syndication of the Facility by the MLAB as notified to you and (ii) a Successful Syndication (as defined in the Fee Letter), or such other date as we may agree with you from time to time (such date, the “Syndication Date”) in completing a timely syndication of the Facility that is reasonably satisfactory to us. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of your affiliates, (b) direct contact between senior management, certain representatives and certain advisors of you and your affiliates, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, such contact between senior management of the Target and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations to be mutually agreed upon, (c) your and your affiliates’ assistance (including the use of commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, the Target and its subsidiaries to assist) in the preparation of the Information Materials (as defined below) and the issuance of any and all authorization letters to the extent necessary and required, (d) the hosting, with the MLAB, of a reasonable number of meeting(s) (or conference call(s)) of prospective Lenders at times and locations to be mutually agreed upon and (e) your ensuring (and with respect to the Target and its subsidiaries, to the extent not in contravention of the terms of the Merger Agreement as in effect on the date hereof, your using commercially reasonable efforts to ensure) that there shall be no competing issues, offerings, placements or arrangements of debt securities or syndicated commercial bank or other syndicated credit facilities of the Borrower or any of its subsidiaries or the Target or any of its subsidiaries being offered, placed or arranged (other than the Facility) if such debt securities or syndicated commercial bank or other syndicated credit facilities would materially impair the primary syndication of the Facility (it is understood and agreed that in the case of the Target and its subsidiaries, other indebtedness permitted to be incurred by the Target and its subsidiaries under the Merger Agreement will not be deemed to materially impair the primary syndication of the Facility).

The MLAB agrees that the syndication of the Facility shall be managed in all respects in accordance with the syndication strategy determined by the MLAB, including decisions as to when the Approved Lenders will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount, distribution of fees among the Lenders and the titles to be awarded to the participating Approved Lenders (the “Syndication Strategy”). To assist the MLAB in its syndication efforts of the Facility, you agree to promptly prepare and provide (and to use commercially reasonable

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efforts to cause your subsidiaries and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, the Target and its subsidiaries to provide) to the MLAB customary information with respect to the Borrower, the Target and their respective subsidiaries and the Transactions as required or desirable to prepare the Information Materials (as defined below) and the Projections (as defined below). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this information assistance requirement of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence).

In connection with the Facility, you hereby acknowledge that the MLAB will make available Projections (as defined below) and other customary marketing materials and presentations authorized by the Borrower to be distributed to the Approved Lenders, including a customary confidential information memorandum to be used in connection with the syndication of the Facility (the “Information Memorandum”) (such Projections, other marketing materials and presentations and the Information Memorandum, collectively, the “Information Materials”) on a confidential basis to the Approved Lenders in accordance with the Syndication Strategy and that they may do so by posting the Information Materials on a secure virtual data room (or by similar electronic means).

Notwithstanding anything to the contrary contained in this Commitment Letter, the Term Sheet or the Fee Letter, (i) the compliance with any of the provisions set forth in this Section 3 shall not constitute a condition precedent to the commitments and obligations of the Underwriter hereunder or the funding of the Facility on the Closing Date or any time thereafter and (ii) neither the commencement nor the completion of the syndication of the Facility shall constitute a condition precedent to the commitments and obligations of the Underwriter hereunder or the funding of the Facility on the Closing Date or any time thereafter.

4. Information.

You hereby represent and warrant that (but the accuracy of such representation and warranty shall not be a condition to the commitments hereunder or the funding of the Facility on the Closing Date) (a) all written information and written data (such information and data, other than (i) the customary financial estimates, forecasts and other projections with respect to the Borrower and the Target and their respective subsidiaries (including on a pro forma basis for the Transactions) delivered to us by you (such estimates, forecasts and other projections, the “Projections”) and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of any Information regarding the Target and its subsidiaries and its and their respective businesses prior to the Closing Date, to the best of your knowledge), that has been or will be made available to the Commitment Party directly or indirectly by you, the Target or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit (or will omit) as of such time to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been made available to the Commitment Party by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Party; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, including in the context of the Transactions, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the

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projected results and such differences may be material. The representations and warranties set out in this paragraph are deemed to be made by you by reference to the facts and circumstances then existing commencing on the date of this Commitment Letter and you agree that, if at any time prior to the later of the date of the signing of a definitive facility agreement for this Transaction (the “Senior Facility Agreement”) and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries prior to the Closing Date, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects (with respect to information provided by or relating to the Target and its subsidiaries prior to the Closing Date, to the best of your knowledge) under those circumstances. Neither the accuracy of the foregoing representations and warranties, whether or not cured, nor the provision of any supplement to the Information or Projections required above shall, in any such case, be a condition to the commitments and obligations of the Underwriter hereunder or the funding of the Facility on the Closing Date. In arranging and syndicating the Facility, the Commitment Party (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for the commitments and agreements of the Underwriter hereunder and for the agreement of the MLAB to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and/or the Fee Letter if and to the extent payable.

Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6. Certain funds; conditionality.

The commitments and agreements of the Underwriter hereunder to fund the Facility on the date of consummation of the Acquisition or such later date the parties may agree from time to time (the “Closing Date”) and the agreements of the MLAB to perform the services described herein are subject solely to the conditions set forth in the section entitled “Initial Conditions Precedent” in the Term Sheet (such conditions collectively, the “Specified Conditions”), and upon satisfaction (or waiver by the Commitment Party) of such Specified Conditions, we will make available the funding of the Facility during the Availability Period; it being understood that there are no other conditions (implied or otherwise) to the commitments and agreements of the Underwriter hereunder or the funding of the Facility on the Closing Date, including, without limitation, compliance with the terms of this Commitment Letter, the Fee Letter and the Finance Documents.

Notwithstanding anything to the contrary in this Commitment Letter (including the Term Sheet and each of the other exhibits and documents attached hereto), the Fee Letter, the Finance Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to you or the Target or your or their respective subsidiaries or businesses or otherwise, the accuracy of which shall be a condition to the availability and funding of the Facility on the Closing Date shall be (x) the Major Representations (as defined in the Term Sheet) made in the Finance Documents, and (y) the Specified Merger Agreement Representations (as defined in the Term Sheet) and (ii) the terms of the Finance Documents shall be in a form such that they do not impair the availability, funding or effectiveness of the Facility during the Availability Period if the Specified Conditions are satisfied (or waived); provided, that, it being understood and agreed that no security interests, collateral or guarantees are granted or provided under the Facility or the Finance Documents. Notwithstanding anything to the contrary contained herein, if any of the Major Representations are qualified by, or subject to, “material adverse effect,”, “material adverse change” or similar term or qualification with respect to the Target or any of its subsidiaries, the definition thereof

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shall be deemed to be the same as the definition of “Company Material Adverse Effect” in the Merger Agreement for purposes of determining the accuracy of any of the Major Representations with respect to the Target or any subsidiary thereof as of the Closing Date, in each case, to the extent any Major Representation concerns or refers to the Target or any subsidiary thereof. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

7. Indemnity.

To induce the Commitment Party to enter into this Commitment Letter and the Fee Letter and to proceed with the Finance Documents, you agree (a) to indemnify and hold harmless the Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (other than Lenders that are not the Underwriter) (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Facility or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by any firm of counsel for all such Indemnified Persons, taken as a whole and by a firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person and any additional local counsel in each appropriate jurisdiction) or other out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; and (b) to reimburse the Commitment Party from time to time, upon presentation of a summary statement, for all out-of-pocket expenses (including but not limited to expenses of the Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and, fees, disbursements and other charges of counsel to the Commitment Party, the MLAB and the Facility Agent identified in the Term Sheet and local counsel to the Commitment Party in each appropriate jurisdiction and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with syndication of the Facility and the preparation, negotiation, execution, delivery, administration, amendment, modification and/or enforcement of this Commitment Letter, the Fee Letter and the Finance Documents (collectively, the “Expenses”). You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account or our relationship with such counsel). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Finance Documents upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted directly from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) none of you, the Borrower (or any of your or their respective subsidiaries or affiliates), the Target

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(or any of its subsidiaries or equity holders) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facility and the use of proceeds thereunder), or with respect to any activities related to the Facility, including the preparation of this Commitment Letter, the Fee Letter and the Finance Documents; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7 and (iii) none of you, the Borrower (or any of your or their respective subsidiaries or affiliates) or the Target (or any of its subsidiaries or equity holders) shall be liable under this Section 7 for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person to the extent that cost, expense, loss or liability is finally judicially determined to have resulted directly from the bad faith, gross negligence or wilful misconduct of that Indemnified Person; provided that the Facility Agent and the MLAB to the extent fulfilling their respective roles as an agent or arranger under the Facility and in their capacities as such, shall remain indemnified in such Proceedings to the extent that the exception set forth in clause (iii) does not apply to such person at such time.

You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its affiliates and (3) the respective agents, advisors and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

8. Absence of Fiduciary Relationships and Affiliate Activities.

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Party or its affiliates may act in more than one capacity in relation to the transactions described herein and may have conflicting interests in respect of such different capacities. The Commitment Party and its affiliates will not use confidential information obtained from you, the Target or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter in connection with the performance by it or its affiliates of services for other persons, and the Commitment Party and its affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Party and its affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or their respective subsidiaries or affiliates confidential information obtained by them from other persons.

As you know, the Commitment Party and its affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Party and its affiliates

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may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Target (and its affiliates), the Target’s and your respective customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Party and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Target (and its affiliates) or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Party and its affiliates may have economic interests that conflict with those of the Target, you and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and your and their respective subsidiaries and affiliates. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party and its affiliates, on the one hand, and you and the Target, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Party and its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Target, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) the Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Target, or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or the Target or any of your or their respective affiliates on other matters) and the Commitment Party has no obligation to you, the Target or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Party and its affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Party or its applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9. Confidentiality.

You agree that you will not (and shall ensure that no other member of the Group will) disclose, directly or indirectly, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of the Commitment Party pursuant hereto or thereto, the Fee Letter, the contents thereof or the activities of the Commitment Party pursuant thereto to any person or any entity, except (a) to your affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors,

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controlling persons and equity holders who are informed of the confidential nature thereof and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice, on a confidential and need-to-know basis, (b) if the Commitment Party consents in writing to such proposed disclosure, (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your counsel or internal legal or compliance functions (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure) or (d) in such filings as the Borrower may reasonably determine is advisable to comply with the requirements of the Securities and Exchange Commission and other applicable regulatory authorities, including any proxy statement or similar public filing related to the Acquisition (except that the fees contained herein or in the Fee Letter may not be disclosed pursuant to this clause (d) but subject to clauses (iv) and (v) of the following proviso); provided that (i) you may disclose this Commitment Letter, the Term Sheet and the contents hereof or thereof (including the exhibits and attachments hereto or thereof) to the Target, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter, the Term Sheet and the contents hereof or thereof (including the exhibits and attachments hereto or thereof) (but not the Fee Letter or the contents thereof) to potential Lenders in connection with any public or regulatory filing requirement relating to the Transactions; (iii) you may disclose the Term Sheet and other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Facility or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and (v) if the fee amounts payable pursuant to the Fee Letter, and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Party and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis.

The Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the other Transactions (collectively, “confidential information”) solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process, or any stock exchange rule, in each case, based on the advice of counsel or internal legal or compliance functions (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority, stock exchange, or any governmental or supervisory authority having jurisdiction, or purporting to have jurisdiction over, the Commitment Party or any of its affiliates (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory, governmental regulatory or supervisory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the

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Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries, (d) to the extent that such information is or was received by the Commitment Party or any of its Related Parties from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by the Commitment Party or any of its Related Parties without the use of any confidential information, (f) to the Commitment Party’s affiliates and to its and their respective employees, officers, directors, controlling persons, legal counsel, independent auditors, rating agencies, professionals, other experts or agents and any other representatives who need to know such information in connection with the Transactions and who have been advised of their obligation to keep information of this type confidential this clause (f), collectively, the “Related Parties”, (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) for purposes of establishing a “due diligence” defense, (i) to the extent you consent in writing to any specific disclosure or (j) to the extent such information was already in the Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party (it being agreed that the form APLMA confidentiality agreement is reasonably acceptable to you)) in accordance with customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information. In the event that the Senior Facility Agreement is signed, the Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Senior Facility Agreement upon signing thereof by the parties thereto to the extent that such provisions are binding on the Commitment Party. Subject to the immediately preceding sentence, the confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the first anniversary of the date hereof.

10. Miscellaneous.

Without prejudice to Section 3 (Syndication), this Commitment Letter and the commitments hereunder shall not be assignable (but may be participated) by any party hereto prior to the signing of the Senior Facility Agreement without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Party reserves the right to employ the services of and delegate any or all of its rights and obligations to its respective affiliates or branches in providing services contemplated hereby (including, without limitation, designating its respective affiliates or branches as responsible for the performance of any of its appointed functions under this Commitment Letter) and to allocate, in whole or in part, to its affiliates or branches certain fees payable to the Commitment Party in such manner as the Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed and/or delegated, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Party hereunder; provided that, notwithstanding the foregoing, the Commitment Party shall continue to remain liable and obligated for all of its commitments and obligations hereunder and for the funding of the Facility on the Closing Date without any assignment or transfer thereof. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. All of

9

the obligations of the parties hereunder and under the Fee Letter shall be binding upon the successors and permitted assigns of such parties. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facility and sets forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, CONTROVERSIES OR DISPUTES SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not, since the date of the Merger Agreement, a “Company Material Adverse Effect” has occurred and is continuing at the Expiration Time (as defined in the Merger Agreement)), (b) the determination of the breach, truthfulness, correctness or accuracy of any Specified Merger Agreement Representations (as defined in the Term Sheet) and whether as a result of any breach thereof you and the MergerSub (and your or its applicable affiliates) have the right (taking into account any applicable cure provisions) to terminate your and the MergerSub’s (and your or its applicable affiliates’) obligations under Section 8.1(g) of the Merger Agreement or decline to consummate the Acquisition and the other transactions contemplated by the Merger Agreement under Section 2(c) of Annex I of the Merger Agreement, in each case of the foregoing in this clause (b), in accordance with the terms thereof, (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, and (d) in each case, excluding any such issue, dispute, claim or cause of action (whether in contract, tort or otherwise) that may be based upon or arise out of this Commitment Letter or the Fee Letter, all issues, disputes, claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to the Merger Agreement or the negotiation, execution, performance, non-performance, interpretation, enforceability, termination, or construction of the Merger Agreement (including any issue, dispute, claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with the Merger Agreement) or the legal relationships of the parties thereto, in each case shall be construed and enforced in accordance with, the Laws (as defined in the Merger Agreement) of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of Law (as defined in the Merger Agreement).

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (INCLUDING, WITHOUT LIMITATION, ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any

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New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Finance Documents by the parties hereto in a manner consistent with this Commitment Letter and the Term Sheet. It is acknowledged and agreed that the commitments and obligations of the Underwriter hereunder and the funding of the Facility on the Closing Date are subject solely to the Specified Conditions expressly stated in Section 6 of this Commitment Letter.

The indemnification, syndication, compensation (if applicable), reimbursement (if applicable), absence of fiduciary relationship, jurisdiction, governing law, venue, entire agreement and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Finance Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Underwriter’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof, syndication of the Facility (which shall automatically terminate on the Syndication Date), Section 5 (Fees), Section 7 (Indemnity) (provided that there shall be no double counting of any amounts to be indemnified or reimbursed pursuant to this Commitment Letter and the Senior Facility Agreement)and Section 9 (Confidentiality) above) shall automatically terminate and be superseded by the provisions of the Senior Facility Agreement upon the signing of the Senior Facility Agreement by the parties thereto, and you shall automatically be released from all liability in connection therewith at such time.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Party (or its legal counsel on behalf of the Commitment Party), executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., Tokyo time, on the earlier of (i) the date falling 2 Business Days after the date of this Commitment Letter and (ii) the date of the signing of the Merger Agreement or such later time as we may agree with you from time to time. The Underwriter’s commitments and the obligations of the Commitment Party hereunder will expire at such time in the event that the Commitment Party (or its legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Facility and our other undertakings in connection therewith available for you under this Commitment Letter and/or the Fee Letter until the earliest of (a) prior to the consummation of the Transactions, the termination of the Merger Agreement by you (or your affiliate) or with your (or your affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), (b) the consummation of the Acquisition with or without the funding of the Facility and (c) 11:59 p.m., New York City time on the date that is 5 Business Days (as defined in the Merger Agreement) after the “End Date” (as defined in the Merger Agreement as in effect on the date hereof) or such later date as we may agree with you from time to time (such latest date of this clause (c), the “Commitment Letter Termination Date”). Upon the occurrence of any of the events referred to in the immediately preceding sentence, the commitments of the Commitment Party hereunder in respect of the Facility and the agreement of the Commitment Party to provide the services described herein in respect of the Facility, shall automatically terminate unless the Commitment Party shall, in their sole discretion, agree to an extension in writing.

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The termination of this Commitment Letter and any commitments hereunder shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

Bank of America, National Association

By:	/s/ Jun Kigoshi
Name: Jun Kigoshi
Title: Branch Manager, Tokyo Branch

Project Topaz – Commitment Letter

(Signature Pages)

Accepted and agreed to

Ono Pharmaceutical Co., Ltd.

By:	/s/ Masaki Itoh
Name: Masaki Itoh
Title: Corporate Officer Director, Business Management Division

Date: 4/29/2024

Project Topaz – Commitment Letter

(Signature Pages)

EXHIBIT A

Project Topaz

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Ono Pharmaceutical Co., Ltd., a company incorporated under the laws of Japan and listed on the Tokyo Stock Exchange (the “Borrower”) intends to acquire (the “Acquisition”) 100% of the equity interests of Deciphera Pharmaceuticals, Inc. (a corporation organized under the laws of the state of Delaware, USA that is listed on the NASDAQ) (the “Target”). The Borrower intends to consummate the Acquisition pursuant to an Agreement and Plan of Merger, dated on or about the date hereof (together with all exhibits, annexes, schedules and other disclosure letters thereto and as subsequently amended, the “Merger Agreement”) by and among the Borrower, Topaz Merger Sub, Inc. (“MergerSub”), a newly incorporated company under the laws of the state of Delaware, USA and a direct wholly owned subsidiary of the Borrower and the Target, pursuant to which the MergerSub will merge with and into the Target (the “Merger”), with the Target being the surviving entity of the Merger.

In connection with the foregoing, it is intended that:

(a)	The Borrower will incur the Facility (as described in the Term Sheet).

(b)

The proceeds of the Facility and a portion of the cash on hand at the Borrower on the Closing Date will be applied to pay (i) the cash consideration in respect of the Acquisition (the “Acquisition Consideration”), and (ii) the fees and expenses incurred in connection with the Transactions and the Facility (such fees and expenses, the “Transaction Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

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EXHIBIT B

TERM SHEET

JPY 100,000,000,000 SENIOR UNSECURED TERM BRIDGE

LOAN FACILITY

Unless a contrary indication appears, a term defined in the Commitment Letter to which this term sheet is attached has the same meaning when used in this term sheet.

Definitions and Parties

Borrower	Ono Pharmaceutical Co., Ltd. (a company incorporated under the laws of Japan and listed on the Tokyo Stock Exchange; Ticker: 4528)

Target	Deciphera Pharmaceuticals, Inc. (a corporation organized under the laws of the state of Delaware, USA that is listed on the NASDAQ; Ticker: DCPH)

MergerSub	Topaz Merger Sub, Inc., a company incorporated under the laws of the state of Delaware, USA

Group	Borrower and its subsidiaries from time to time which shall, from the Closing Date, include the Target and its subsidiaries (the “Target Group Members”), each a “Group Member”.

Material Subsidiaries	at any time, a Group Member which has net revenue representing five per cent. (5%) or more of the aggregate net revenue of the Group, calculated on a consolidated basis

MLAB	Bank of America, National Association will act as the sole mandated lead arranger and bookrunner (in such capacity, the “MLAB”) in respect of the Facility

Facility Agent	Bank of America, National Association will act as the sole facility agent (in such capacity, the “Facility Agent”) in respect of the Facility, for a syndicate of financial institutions identified by the MLAB in consultation with the Borrower (together with the Underwriter, the “Lenders”)

Acquisition	The merger of the Target and the MergerSub pursuant to which, the MergerSub will merge with and into the Target (and the Target will be delisted and privatised) (the “Merger”), with the Target being the surviving entity of the Merger.

Closing Date	means the date of the consummation of the Acquisition.

Signing Date	means the date of signing of a facility agreement for the Facility based on the appropriate LMA/APLMA recommended form as amended to reflect the terms set forth in this Term Sheet and the Commitment Letter and that is consistent with the Documentation Principles (the “Senior Facility Agreement”, together with other definitive financing documentation that are consistent with the Documentation Principles for the Facility, the “Finance Documents”).

Drawdown Date	means the date of the first utilisation of the Facility.

Business Day	means a day (other than a Saturday or Sunday) on which banks are open for general business in Tokyo, New York, Hong Kong and Singapore (“Business Day”).

Facility, Purpose and Availability

Facility and Ranking	A senior unsecured term bridge loan facility in an aggregate principal amount of JPY 100,000,000,000 (the “Facility”; the loan thereunder, the “Loan”).

Currency	Available to be drawn in JPY.

Purpose

To be applied directly in or towards:

(a)   part of the cash consideration in respect of the Acquisition (the “Acquisition Consideration”); and

(b)   the fees, costs and expenses incurred in connection with the Facility and the Acquisition (such fees, costs and expenses, the “Transaction Costs”).

Availability Period	The Facility will be available for a period commencing on (and including) the Signing Date up to (and including) the earlier of (i) the Commitment Letter Termination Date and (ii) the Closing Date (the “Availability Period”). Any amount not drawn on the last day of the Availability Period will be automatically cancelled.

Maximum Number of Loans	No more than 1 Loan may remain outstanding.

Collateral and Guarantees	None. The Facility is unsecured and there will be no guarantors.

Repayment and Cancellation

Final Repayment Date	Bullet repayment on the date falling 364 calendar days after the Signing Date. Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Voluntary Prepayment

The voluntary prepayment of all or part of the Facility is permitted subject to break costs provided that the minimum amount of any such prepayment shall be the outstanding amount of the Facility and the Borrower provides the Lender with 5 Business Days’ prior written notice.

Voluntary cancellation of commitment to be permitted on similar terms.

Mandatory Prepayment

Such mandatory prepayments shall apply only from and after the day after both the Closing Date and the Drawdown Date:

(a)   Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by the Senior Facility Agreement, or to fund, issue or maintain its participation in the Loan, then the commitment of that Lender will be cancelled and its participation in the Loan shall become immediately due and payable.

(b)   Change of Control

If a Change of Control or sale of all or substantially all of the assets of the Group occurs then:

(i) the Borrower shall promptly notify the Facility Agent upon becoming aware of that event; and

(ii)  the Facility will be immediately cancelled and shall immediately cease to be available for further utilisation and all utilisations, together with any accrued interest and all other amounts accrued under the Finance Documents shall become immediately due and payable.

“Change of Control” means at any time:

(A)  any person or group of persons acting in concert (other than any person or group of persons acting in concert who already control the Borrower as at the Signing Date (the “Existing Controllers”)) gain(s) direct or indirect control of the Borrower; or

(B)  the Borrower ceases to directly own legally and beneficially 100 per cent. of the issued share capital of (prior to the Merger) the MergerSub or (on and after the Merger) the Target (on a fully-diluted basis) or to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to appoint all the directors or other equivalent officers of (prior to the Merger) the MergerSub or (on and after the Merger) the Target.

For the purpose of the definition of “Change of Control”:

(1)   “control” means (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to (x) cast, or control the casting of, more than 50% of the maximum number of the votes that may be cast in a general meeting of the Borrower, (y) to appoint or remove a majority of the board of directors (or the equivalent management body) of the Borrower or (z) give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; or (ii) beneficial ownership of more than 50% of the issued voting share capital of the Borrower (excluding any part of the issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(2)   “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Borrower by any of them or otherwise, either directly or indirectly, to obtain or consolidate control of the Borrower.

(c)   Effectiveness of the Merger

(i) It is or becomes unlawful for the Borrower, MergerSub and/or the Target to perform any of its obligations under the Merger Agreement;

(ii)  Any obligation or obligations of the Borrower, MergerSub and/or the Target under the Merger Agreement are not or cease to be legal, valid, binding or enforceable;

(iii)  The Merger Agreement ceases to be in full force and effect or is alleged by a party to it to be ineffective; or

(iv) The Merger does not occur on the same NY business day as the Drawdown Date.

(d)   Borrower Delisting

(i) The listed Borrower shares are delisted from the Tokyo Stock Exchange; or

(ii)  The listed Borrower shares are suspended from trading for more than 10 consecutive trading days (excluding any suspension pending clearance of announcement or circular or any suspension affecting the relevant stock exchange generally).

(e)   Debt Issuance Proceeds

If the Borrower, MergerSub or Target receives any proceeds by way of borrowing, loan or loan notes in any domestic or international money, debt,

private credit or bank market or any debt capital market issuance (including, without limitation, by way of any public or private placement bonds, notes or similar debt securities), the Borrower shall promptly notify the Facility Agent and prepay the Loan in amounts equal (in aggregate) to such proceeds at the time of receipt of such proceeds.

Prepayment Fees / Break Costs	Any prepayment shall be made with accrued interest on the amount prepaid and, subject to break costs, without premium or penalty.

Pricing and Fees

Margin	Period	Applicable Margin (% per annum)

	From and including the Signing Date to (but excluding) the date falling 90 calendar days from the Signing Date	0.75%

	From and including the date falling 90 calendar days from the Signing Date to (but excluding) the date falling 180 calendar days from the Signing Date	1.05%

	From and including the date falling 180 calendar days from the Signing Date to the Final Repayment Date	1.45%

	Representing a blended margin of 1.175% per annum.

Interest Period	1 or 3 months

Interest	The aggregate of the: (a) Applicable Margin; and (b) Tokyo Interbank Offered Rate (“TIBOR”) In case TIBOR is negative, TIBOR shall be deemed to be zero.

Unavailability of Screen Rate

(a)   TIBOR

(b)   Interpolated Screen Rate

(c)   Shortened Interest Period

(d)   Shortened Interest Period and Historic Screen Rate

(e)   Shortened Interest Period and Interpolated Historic Screen Rate

(f)   Weighted average cost of funds

(g)   Market Disruption

Upfront Fee	As set out in the Fee Letter.

Commitment Fee	0.40% on the undrawn and uncancelled commitments under the Facility, accruing from the Signing Date until the expiry of the Availability Period, payable on the last day of the Availability Period, calculated based on the number of actual days elapsed in a year of 365 days, provided that no commitment fee shall accrue from (and including) the Signing Date to (but excluding) the date falling 30 calendar days from the Signing Date (the “Commitment Fee Holiday Period”) but only to the extent such Commitment Fee Holiday Period also falls within the period ending on the date falling 3 calendar months from the date the Borrower countersigns the Commitment Letter.

Facility Agent Fee	As agreed between the Facility Agent and the Borrower.

Default Interest	The Applicable Margin on any overdue amount shall be increased by 2 per cent. per annum for as long as such amount remains overdue.

Representations, Covenants and Events of Default

Representations and Warranties

The Borrower shall make only the following representations and warranties in respect of itself (and, where indicated, in respect of its Material Subsidiaries, MergerSub, or as the case may be, the Group) in the Finance Documents:

(a)   Status*

(b)   Binding obligations (in respect of itself in relation to the Finance Documents and Merger Agreement and on behalf of the MergerSub in relation to the Merger Agreement)*

(c)   Non-conflict with other obligations (in respect of itself in relation to the Finance Documents and Merger Agreement and on behalf of the MergerSub in relation to the Merger Agreement)*

(d)   Power and authority (in respect of itself in relation to the Finance Documents and Merger Agreement and on behalf of the MergerSub in relation to the Merger Agreement)*

(e)   Validity and admissibility in evidence (in respect of itself in relation to the Finance Documents and Merger Agreement and on behalf of the MergerSub in relation to the Merger Agreement)*

(f)   Governing law and enforcement*

(g)   Insolvency (in respect of the Borrower and any Material Subsidiary but excluding the Target)

(h)   No filing or stamp taxes

(i) Deduction of Tax

(j) No default (in respect of the Group)*

(k)   No misleading information (in respect of the Group)*

(l) Financial statements (in respect of the Group)*

(m) No proceedings (in respect of the Group)

(n)   No breach of laws (in respect of the Group)

(o)   Environmental laws and licences (in respect of the Group)*

(p)   Authorised signatures*

(q)   No immunity*

(r)   Taxation (in respect of the Group)

(s)   Liens and Financial Indebtedness (in respect of the Borrower and any Material Subsidiary)

(t) Pari passu ranking*

(u)   Good title to assets (in respect of the Group)*

(v)   Intellectual Property

(w)  Group Structure Chart (in respect of the Group)

(x)   Accounting Reference Date (in respect of the Group)

(y)   No adverse consequences

(z)   Anti-social representations (in respect of the Group)*

(aa)  Anti-corruption, anti-money laundering, anti-terrorism and sanctions (in respect of the Group)*

(bb)  Merger Documents*

(i) as at the Signing Date, the Merger Agreement contains all the material terms of the arrangements between the parties;

(ii)  no representation or warranty given by any party to the Merger Agreement is untrue or misleading in any material respect.

(cc)  Compliance with Employee Retirement Income Security Act of 1974 (ERISA) (in respect of the Group)*

(dd)  the use of the proceeds of the Facility not violating the Patriot Act (in respect of the Group)*

The representations and warranties are made on the date of the Senior Facility Agreement and are repeated on the date of the utilisation request and date the utilisation is made. The Repeating Representations shall be repeated on the first day of each Interest Period. Notwithstanding anything to the contrary herein and for the avoidance of doubt, the accuracy of the representations and warranties in this section of this term sheet are not a condition to the availability or funding of the Facility on the Closing Date by the Underwriter.

“Repeating Representations” means each of the representations marked with asterisk (*) above.

Information Undertakings

The Borrower shall be required supply to the Facility Agent under the Finance Documents in sufficient copies for all the Lenders only the following information:

(a)   annual audited consolidated financial statements of the Borrower and following the Closing Date, the Target, in each case, no later than 90 days after the end of the financial year;

(b)   quarterly unaudited consolidated financial statements of the Borrower and following the Closing Date, the Target for each quarter of each financial year (other than the quarter ending on the end of its financial year), in each case, no later than 45 days after the end of each quarter of each of its financial year;

(c)   quarterly compliance certificates with each annual and quarterly financial statements showing computations relating to compliance with financial covenants;

(d)   all documents dispatched by the Borrower to its shareholders generally (or any class of them) or its creditors generally at the same time as they are dispatched;

(e)   notices of default, Change of Control and other mandatory prepayment;

(f)   details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against any Group Member;

(g)   details of any judgment or order of a court, arbitral body or agency which is made against any Group Member;

(h)   information regarding the financial or other information of the Group that the Facility Agent may reasonably request; and

(i) information reasonably requested by the Facility Agent for compliance with any “know-your-customer” requirements of the Lenders.

Financial Covenants

The following shall be the only financial covenant in the Finance Documents: The ratio of Consolidated Net Debt to EBITDA (“Net Leverage Ratio”) shall be less than 2.50: 1:00.

EBITDA to be calculated on a pro forma basis and together with other required definitions (including Consolidated Net Debt) are to be defined in the Senior Facility Agreement in a manner to be mutually agreed.

The financial covenants will be tested quarterly on each of March 31, June 30, September 30 and December 31 (each, a “Testing Date”) of each calendar year, by reference to the most recent financial statements and the compliance certificate delivered under the Senior Facility Agreement.

General Undertakings

The Borrower shall make only the following undertakings in respect of itself (and, where indicated, in respect of its Material Subsidiaries or as the case may be, the Group) in the Finance Documents:

(a)   Authorisations

(b)   Compliance with laws (in respect of the Group)

(c)   Environmental compliance (in respect of the Group)

(d)   Environmental claims (in respect of the Group)

(e)   Taxation

(f)   Merger (other than the Merger)

(g)   Change of business (in respect of the Group)

(h)   Acquisitions

The Borrower will not (and the Borrower will ensure that no Group Member will, including any Target Group Member from the Closing Date):

(i) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)  incorporate a company, other than any acquisition or incorporation that is made with the prior written consent of the Majority Lenders.

(i) Joint ventures (in respect of the Group)

(j) Dormant subsidiaries (in respect of the Group)

(k)   Preservation of assets (in respect of the Group)

(l) Pari passu ranking

(m) Negative pledge (in respect of the Borrower and any Material Subsidiary)

(n)   Disposals

The Borrower will not (and the Borrower will ensure that no Group Member will, including any Target Group Member from the Closing Date) (whether by a single transaction or a number of related or unrelated transactions and whether at the same time, and whether voluntary or involuntary or over a period of time) sell, transfer, lease out, lend or otherwise dispose of any of its assets, undertakings or business except (i) any disposal that is made with the prior written consent of the Majority Lenders; (ii) any disposal of trading stock or cash made in the ordinary course of trading and (iii) any disposal of assets (other than shares) in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose (other than an exchange of a non-cash asset for cash).

(o)   Arm’s length basis (in respect of the Group)

(p)   Loans or credit (in respect of the Group)

(q)   No guarantees or indemnities (in respect of the Group)

(r)   Dividends, share redemption and other restricted payments – to include (amongst others) an undertaking that the Borrower will not declare or pay, directly or indirectly, any dividends or make any other distribution or pay any interest or other amounts, whether in cash or otherwise, on or in respect of its share capital or any class of its share capital or set apart any sum for any such purpose to any of its shareholders until the Facility has been repaid in full.

(s)   Financial indebtedness

(i) The Borrower shall not (and the Borrower shall ensure that no other Group Member will, including any Target Group Member from the Closing Date) incur or allow to remain outstanding any Financial Indebtedness.

(t) Share capital

(u)   Merger Agreement / Acquisition Documents

(i) the Borrower shall (and the Borrower shall ensure that each Group Member will, including any Target Group Member) (A) promptly pay all amounts payable by it under the Merger Agreement as and when they become due; and (B) perform its material obligations under the Merger Agreement; and

(ii)  the Borrower shall (and the Borrower shall ensure that each Group Member will, including any Target Group Member) take all reasonable action to preserve and enforce any rights it (or any Group Member) has in relation to the Merger Agreement and to enforce all other rights and entitlements they may have under the Merger Agreement, if and to the extent that the directors of the Borrower (acting reasonably) believe that it is commercially advantageous for the Group and appropriate to do so; and

(iii)  the Borrower shall not, and the Borrower shall ensure that no Group Member will, amend, vary, novate, supplement, supersede, waive or terminate any terms of the Merger Agreement, in each case in any respect which is materially adverse to the interests of the Lender.

(v)   Insurance

(w)  Access (in respect of the Group)

(x)   Intellectual Property

(y)   Restrictions on amendments to the Group’s constitutional / corporate documents in a manner which is materially adverse to the interests of the Lenders

(z)   Anti-social provisions (in respect of the Group)

(aa)  Anti-corruption, anti-money laundering, anti-terrorism and sanctions (in respect of the Group)

(bb)  Financial assistance (in respect of the Group)

(cc)  Group bank accounts

(dd)  Treasury Transactions (in respect of the Group)

(ee)  Use of Proceeds

(ff)  Conditions concurrent – on the same NY business day as the Drawdown Date, the Borrower shall provide evidence satisfactory to the Facility Agent that:

(i) the Merger has occurred; and

(ii)  (if applicable) the Paying Agent has confirmed (which can be by way of an e-mail addressed to Borrower’s counsel) the receipt of funds in an amount no less than the drawdown amount (less any fees netted) in the utilisation request

(gg)  Go to market – if the Facility is not refinanced in full within 6 months of the Signing Date, Borrower shall (or shall procure the MergerSub or Target to) seek ratings and initiate a debt capital raising in the debt capital markets to refinance the Facility in full;

(hh)  Right of first refusal – each Lender shall be granted a right of first refusal for the refinancing of the Facility (including, without limitation, debt capital markets instruments, syndicated loans and equity capital markets instruments) by the Borrower, MergerSub or Target

Events of Default

The only events of default in the Finance Documents are the following:

(a)   Non-payment subject to administrative/technical error or Disruption Event

(b)   Conditions concurrent / conditions subsequent / financial covenants

(c)   Other obligations

(d)   Misrepresentation

(e)   Cross-default of an amount in excess of JPY 10,000,000,000 (in respect of the Group)

(f)   Insolvency (in respect of the Borrower and any Material Subsidiary but excluding the Target)

(g)   Insolvency proceedings of an amount in excess of JPY 1,000,000,000 (in respect of the Borrower and any Material Subsidiary)

(h)   Creditors’ process of an amount in excess of JPY 1,000,000,000 (in respect of the Borrower and any Material Subsidiary)

(i) Unlawfulness and invalidity

(j) Cessation of business (in respect of the Group)

(k)   Audit qualification

(l) Litigation (in respect of the Group)

(m) Repudiation and recission of agreements

(n)   Clearing house procedure (in respect of the Group)

(o)   Expropriation (in respect of the Group)

(p)   Material Adverse Event

Major Representations

Major Representations

means a representation or warranty given by the Borrower and to the extent applicable and specified in clause (d) below, the Group Members, in each case, under the Finance Documents in relation to:

(a)   organizational existence of the Borrower;

(b)   power and authority, due authorization, execution, delivery and enforceability, in each case, related to entering into, the borrowing under, performance of, the Borrower under the Finance Documents;

(c)   the execution, delivery and performance by the Borrower of the Finance Documents and the incurrence of the loans by the Borrower to be made under the Facility, do not conflict with (i) the organizational documents of the Borrower and (ii) any anti-corruption, anti-money laundering, anti-terrorism and sanctions laws; and

(d)   solvency as of the Closing Date (after giving effect to the Acquisition) of the Group Members on a consolidated basis (such representation and warranty and the definition of solvency to be consistent with the solvency certificate in the form set forth in Annex I attached to this term sheet); and

(e)   the use of the proceeds of the Facility not violating the Patriot Act.

Other terms

Initial Conditions Precedent

The availability and funding of the Facility on the Closing Date shall be subject solely to the following conditions, in each case, subject to the Limited Conditionality Provisions:

(a)   Subject to the Limited Conditionality Provisions, execution and delivery by the Borrower of the Senior Facility Agreement, which shall be consistent with the terms of the Commitment Letter and this Term Sheet and the Documentation Principles; provided that the terms of Senior Facility Agreement shall be in a form such that they do not impair the availability and funding of the Facility on the Closing Date if the Specified Conditions are satisfied or waived.

(b)   The delivery to the Facility Agent of customary closing certificates from the Borrower, limited to:

(i) a customary director’s (or officer’s) certificate from the Borrower including solely the following:

(A)  confirming that borrowing the Facility would not cause any borrowing or similar limit binding on it to be exceeded;

(B)  attaching true and correct copies, in all material respects, of the resolutions or consents passed by the directors (or equivalent governing body) of the Borrower (which may be passed by meeting, written consent or otherwise) approving the terms of the Finance Documents to which it is a party and the transactions respectively contemplated thereby and authorising specified persons or officers to execute such Finance Documents;

(C)  attaching a list of specimen signatures of the Borrower’s authorised signatories who will actually be signing any of the Finance Documents; and

(D)  attaching true and correct copies of the constitutional documents of the Borrower;

(ii)  a solvency certificate substantially in the form set forth in Annex I attached to this term sheet; and

(iii)  a customary borrowing notice.

(c)   The Facility Agent shall have received, at least three (3) Business Days (as defined in the Merger Agreement) prior to the Closing Date, all documentation and other information about the Group Members (including without any limitation any beneficial ownership certificate) that shall have been reasonably requested by the Facility Agent in writing at least ten (10) Business Days (as defined in the Merger Agreement) prior to the Closing Date that is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(d)   All fees and expenses required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter, the Commitment Letter and this Term Sheet shall have been paid or will be paid in accordance with the Fee Letter, the Commitment Letter and this Term Sheet.

(e)   The Acquisition shall have been consummated, or, substantially simultaneously with the initial borrowing under the Facility, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement as in effect on the date hereof and after giving effect from time to time to any modifications, amendments, restatements, supplements, consents or waivers, other than those modifications, amendments, restatements, supplements, consents or waivers by the Borrower or the MergerSub that are materially adverse to the interests of the Lenders (in their capacity as such) (it being understood that any modification, amendment, restatement, supplement, consent or waiver by the Borrower or the MergerSub to the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement as of the date hereof) shall be deemed to be materially adverse to the interests of the Lenders), unless consented to in writing by the Commitment Party (such consent not to be unreasonably withheld, delayed, denied or conditioned); provided, that, any modification, amendment, restatement, supplement, consent or waiver by the Borrower or the MergerSub under the Merger Agreement that results in (i) a reduction in the Acquisition Consideration shall not be deemed to be materially adverse to the interests of the Lenders or the Commitment Party and (ii) an increase in the Acquisition Consideration shall not be deemed to be materially adverse to the interests of the Lenders or the Commitment Party to the extent such increase is funded with cash on hand, cash equity contribution, or other cash available to the Borrower.

(f)   Since the date of the Merger Agreement, there shall have not occurred, and be continuing at the Expiration Time (as defined in the Merger Agreement), a “Company Material Adverse Effect” (as defined in the Merger Agreement).

(g)   Subject to the Limited Conditionality Provisions, the Major Representations and the Specified Merger Agreement Representations shall be true and correct in all material respects on the Closing Date (or, if qualified by materiality, true and correct in all respects) (unless such representations relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date (or, if qualified by materiality, true and correct in all respects as of such earlier date)). “Specified Merger Agreement Representations” means such of the representations and warranties made by the Target in the Merger Agreement that are material to the interests of the Lenders (in their capacity as such), but only to the extent that the Borrower or the MergerSub (and their applicable affiliates) have the right (taking into account any applicable cure provisions) to decline to consummate the Acquisition and other transactions contemplated by the Merger Agreement under Section 2(c) of Annex I to the Merger Agreement or to terminate the Borrower’s and the MergerSub’s (and their applicable affiliates’) obligations under Section 8.1(g) of the Merger Agreement (in each case of the foregoing, in accordance with the terms thereof), in each case of the foregoing, as a result of a breach of such representations and warranties in the Merger Agreement.

(h)   Customary legal opinions from the legal counsel of the Borrower in relation to the capacity of the Borrower to enter into the Finance Documents.

Further Conditions Precedent	None.

Material Adverse Event

means any event or circumstance which (after taking into account all relevant circumstances, taken as a whole):

(a)   is materially adverse to:

(i) the business, assets or financial condition of the Borrower or the Group; or

(ii)  the ability of the Borrower to meet any of its payment obligations as they fall due under the Finance Documents following the expiry of any applicable grace or cure period; or

(b)   materially affects the validity or the enforceability of, or the rights or remedies of the Lenders under, any Finance Document and which would be materially adverse to the interests of the Lender under the Finance Documents taken as a whole.

Costs and Expenses

The Borrower agrees to pay upon five (5) Business Days’ prior written notice, accompanied by the relevant final, issued invoice (a) all reasonable expenses and costs incurred by the Facility Agent, MLAB and/or Lenders in connection with the Finance Documents, pre-agreed legal fees and the Facility Agent’s, MLAB’s and/or Lenders’ out of pocket expenses (if any); (b) all reasonable legal and other professional expenses and costs incurred by the Facility Agent, MLAB and/or Lenders in connection with the amendment of any Finance Document; and (c) all legal and other professional expenses and costs incurred by the Facility Agent, MLAB and/or Lenders in connection with the administration or preservation of any rights under or in respect of any Finance Document and all monies, legal and other professional expenses and costs which the Facility Agent, MLAB and/or Lenders may expend, incur or become liable for in enforcing their rights or demanding or recovering any sum or sums of money due to the Facility Agent, MLAB and/or Lenders under the Facility.

Such costs and expenses are payable regardless of (i) the signing of the Senior Facility Agreement and (ii) drawdown of the Facility.

Transferability	Except as otherwise provided in the syndication provisions in the Commitment Letter, the Lenders will be permitted to assign or transfer its commitments under the Senior Facility after the Closing Date without the prior written consent of the Borrower.

The Borrower may not assign or transfer any of its rights and obligations under the finance documents (including, without limitation, any change of borrower jurisdiction) without the prior consent of all the Lenders.

No Group Member shall enter into any debt buy-back transaction and voting rights in respect of any commitment beneficially owned by a Group Member or which has been sub-participated to a Group Member shall be disenfranchised.

Voting and Amendments

Amendments and waivers of the Finance Documents shall be subject to the approval of Lender(s) holding 66 2⁄3 per cent. of commitments (or, after the expiry of the Availability Period, loan participations) in the Facility (the “Majority Lenders”).

Amendments or waivers relating to the following matters shall require all Lenders’ approval:

(a)   the definition of Majority Lenders;

(b)   definition of the Final Repayment Date or the date of the payment of any amount under the Finance Documents;

(c)   reduction in the Applicable Margin or a reduction in the amount of any principal, interest or fees;

(d)   a change in currency of payment of any amount under the Finance Documents;

(e)   increases in the commitment, an extension of the Availability Period or any requirement that a cancellation of commitments reduces the commitments of the Lenders rateably under the Facility;

(f)   any provisions which expressly requires the consent of all Lenders;

(g)   provisions governing the several rights and obligations of Lenders and the provisions governing the sharing of recoveries among the Lenders; and

(h)   purpose of the Facility, drawdown mechanics, certain funds provisions, mandatory prepayment events and application of prepayments, changes to the Lenders, a change to (or resignation or release of) the Borrower, scope of all-Lender consent matters, governing law and jurisdiction of Finance Documents.

Miscellaneous Provisions	The Finance Documents will contain provisions relating to, among other things, bail-in, market disruption, break costs, tax gross up, increased costs, FATCA, disclosure, indemnities, erroneous payments, set-off, QFC Stay Rules, administration and changes in currency.

Governing Law	English laws as the governing law of the finance documents.

Documentation Principles:	The Finance Documents shall (a) be usual and customary and based on the applicable LMA/ APLMA form in the relevant market as modified for an unsecured facility of this type and for public companies of the size and net leverage profile as the Borrower and shall be consistent with the terms set forth in the Commitment Letter, the Fee Letter and this term sheet, (b) not have (or be subject to) any conditions to the availability or funding of the Facility on the Closing Date other than the Specified Conditions, and (c) contain only those payments, mandatory prepayments, representations, warranties, financial covenant, reporting requirements, negative covenants, other covenants and undertakings and events of default expressly set forth in this term sheet. There shall be no additional representations, covenants, defaults, etc. other than those referred to herein, and such other language that is typically included therein. The provisions of this paragraph are herein referred to as the “Documentation Principles”.

Annex I

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

THE BORROWER

Pursuant to Section [__] of the [Senior Facility Agreement], dated as of the date hereof (the “Credit Agreement”), among [  ], the undersigned hereby certifies as of the date hereof, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [vice president of finance] [treasurer] [assistant treasurer] [specify other financial officer] [specify other officer with equivalent duties] of Ono Pharmaceutical Co., Ltd. (the “Borrower”), and not individually and without assuming any personal liability whatsoever, as follows:

As of the date hereof, immediately after giving effect to the consummation of the [Transactions], including the making of the [Loan] under the Credit Agreement, and immediately after giving effect to the application of the proceeds of such [Loan] on the Closing Date:

a.

The fair value of the assets of the Borrower and [the other Group Members], on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Borrower and [the other Group Members], on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.

The Borrower and [the other Group Members], on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and [the other Group Members], on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

e.

None of Japan Securities Clearing Corporation, Japan Government Bonds Clearing Corporation or JASDEC DVP Clearing Corporation has initiated procedures for suspension of transactions with banks located in Japan by the Borrower or the other Group Members nor any other electronic monetary claim recording institution under applicable Japanese law has taken any analogous procedure.

For the purposes of making the certifications set forth in this Certificate, it is assumed the indebtedness and other obligations incurred under and in connection with the Facility will come due at their respective maturities. For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

As of the date hereof, the undersigned is familiar with the business and financial position of the Borrower and [the other Group Members]. In reaching the conclusions set forth in this Certificate, as of the date hereof, the undersigned has made such other investigations and inquiries as the undersigned has solely deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the other Group Members after consummation of the transactions contemplated by the Commitment Letter.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [vice president of finance] [treasurer] [assistant treasurer] [specify other financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually and without assuming any personal liability whatsoever, as of the date first stated above.

Ono Pharmaceutical Co., Ltd.

By:
Name:
Title: